UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                SCHEDULE 13D

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (Amendment No. 4)*

                          USI HOLDINGS CORPORATION
-------------------------------------------------------------------------------
                              (Name of Issuer)

                   COMMON STOCK, PAR VALUE $.01 PER SHARE
-------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 90333H101
   ---------------------------------------------------------------------
                               (CUSIP Number)

                             STEVEN B. KLINSKY
                         NEW MOUNTAIN VANTAGE, L.P.
                       787 SEVENTH AVENUE, 49TH FLOOR
                             NEW YORK, NY 10019
                               (212) 720-0300

                                 Copies to:

                             STUART H. GELFOND
                FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP
                             ONE NEW YORK PLAZA
                          NEW YORK, NY 10004-1980
                               (212) 859-8000
   ---------------------------------------------------------------------
          (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                              JANUARY 16, 2007
   ---------------------------------------------------------------------
          (Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the
following box: [   ]

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

-----------------------------                            ----------------------
    CUSIP NO. 90333H101                                    Page 2 of 14 Pages
-----------------------------                            ----------------------

-------------------------------------------------------------------------------
   1          NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              NEW MOUNTAIN VANTAGE GP, L.L.C.
-------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [  ]
                                                                       (b) [  ]

-------------------------------------------------------------------------------
   3          SEC USE ONLY

-------------------------------------------------------------------------------
   4          SOURCE OF FUNDS

                    AF
-------------------------------------------------------------------------------
   5          CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)                               [  ]

-------------------------------------------------------------------------------
   6          CITIZENSHIP OR PLACE OF ORGANIZATION

              DELAWARE
-------------------------------------------------------------------------------
               7   SOLE VOTING POWER

                   0
  NUMBER OF
              -----------------------------------------------------------------
               8   SHARED VOTING POWER
   SHARES
                   1,339,865
BENEFICIALLY
              -----------------------------------------------------------------
               9   SOLE DISPOSITIVE POWER
  OWNED BY
                   0
    EACH
              -----------------------------------------------------------------
               10  SHARED DISPOSITIVE POWER
  REPORTING
                   1,339,865
 PERSON WITH
-------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,339,865
-------------------------------------------------------------------------------
     12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
              CERTAIN SHARES                                               [  ]

-------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              2.3%
-------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON

              OO
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

-----------------------------                            ----------------------
    CUSIP NO. 90333H101                                    Page 3 of 14 Pages
-----------------------------                            ----------------------

-------------------------------------------------------------------------------
   1          NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              NEW MOUNTAIN VANTAGE, L.P.
-------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [  ]
                                                                       (b) [  ]

-------------------------------------------------------------------------------
   3          SEC USE ONLY

-------------------------------------------------------------------------------
   4          SOURCE OF FUNDS

                    WC
-------------------------------------------------------------------------------
   5          CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)                               [  ]

-------------------------------------------------------------------------------
   6          CITIZENSHIP OR PLACE OF ORGANIZATION

              DELAWARE
-------------------------------------------------------------------------------
               7   SOLE VOTING POWER

                   0
  NUMBER OF
              -----------------------------------------------------------------
               8   SHARED VOTING POWER
   SHARES
                   512,000
BENEFICIALLY
              -----------------------------------------------------------------
               9   SOLE DISPOSITIVE POWER
  OWNED BY
                   0
    EACH
              -----------------------------------------------------------------
               10  SHARED DISPOSITIVE POWER
  REPORTING
                   512,000
 PERSON WITH
-------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              512,000
-------------------------------------------------------------------------------
     12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
              CERTAIN SHARES                                               [  ]

-------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              0.9%
-------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON

              PN
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

-----------------------------                            ----------------------
    CUSIP NO. 90333H101                                    Page 4 of 14 Pages
-----------------------------                            ----------------------

-------------------------------------------------------------------------------
   1          NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              NEW MOUNTAIN VANTAGE (CALIFORNIA), L.P.
-------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [  ]
                                                                       (b) [  ]

-------------------------------------------------------------------------------
   3          SEC USE ONLY

-------------------------------------------------------------------------------
   4          SOURCE OF FUNDS

                    WC
-------------------------------------------------------------------------------
   5          CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)                               [  ]

-------------------------------------------------------------------------------
   6          CITIZENSHIP OR PLACE OF ORGANIZATION

              DELAWARE
-------------------------------------------------------------------------------
               7   SOLE VOTING POWER

                   0
  NUMBER OF
              -----------------------------------------------------------------
               8   SHARED VOTING POWER
   SHARES
                   537,800
BENEFICIALLY
              -----------------------------------------------------------------
               9   SOLE DISPOSITIVE POWER
  OWNED BY
                   0
    EACH
              -----------------------------------------------------------------
               10  SHARED DISPOSITIVE POWER
  REPORTING
                   537,800
 PERSON WITH
-------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              537,800
-------------------------------------------------------------------------------
     12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
              CERTAIN SHARES                                               [  ]

-------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              0.9%
-------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON

              PN
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

-----------------------------                            ----------------------
    CUSIP NO. 90333H101                                    Page 5 of 14 Pages
-----------------------------                            ----------------------

-------------------------------------------------------------------------------
1             NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              NEW MOUNTAIN VANTAGE (TEXAS), L.P.
-------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [  ]
                                                                       (b) [  ]

-------------------------------------------------------------------------------
   3          SEC USE ONLY

-------------------------------------------------------------------------------
   4          SOURCE OF FUNDS

                    WC
-------------------------------------------------------------------------------
   5          CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)                               [  ]

-------------------------------------------------------------------------------
   6          CITIZENSHIP OR PLACE OF ORGANIZATION

              DELAWARE
-------------------------------------------------------------------------------
               7   SOLE VOTING POWER

                   0
  NUMBER OF
              -----------------------------------------------------------------
               8   SHARED VOTING POWER
   SHARES
                   290,065
BENEFICIALLY
              -----------------------------------------------------------------
               9   SOLE DISPOSITIVE POWER
  OWNED BY
                   0
    EACH
              -----------------------------------------------------------------
               10  SHARED DISPOSITIVE POWER
  REPORTING
                   290,065
 PERSON WITH
-------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              290,065
-------------------------------------------------------------------------------
     12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
              CERTAIN SHARES                                               [  ]

-------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              0.5%
-------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON

              PN
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

-----------------------------                            ----------------------
    CUSIP NO. 90333H101                                    Page 6 of 14 Pages
-----------------------------                            ----------------------

-------------------------------------------------------------------------------
   1          NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              NEW MOUNTAIN VANTAGE ADVISERS, L.L.C.
-------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [  ]
                                                                       (b) [  ]

-------------------------------------------------------------------------------
   3          SEC USE ONLY

-------------------------------------------------------------------------------
   4          SOURCE OF FUNDS

                    AF
-------------------------------------------------------------------------------
   5          CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)                               [  ]

-------------------------------------------------------------------------------
   6          CITIZENSHIP OR PLACE OF ORGANIZATION

              DELAWARE
-------------------------------------------------------------------------------
               7   SOLE VOTING POWER

                   0
  NUMBER OF
              -----------------------------------------------------------------
               8   SHARED VOTING POWER
   SHARES
                   2,459,565
BENEFICIALLY
              -----------------------------------------------------------------
               9   SOLE DISPOSITIVE POWER
  OWNED BY
                   0
    EACH
              -----------------------------------------------------------------
               10  SHARED DISPOSITIVE POWER
  REPORTING
                   2,459,565
 PERSON WITH
-------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              2,459,565
-------------------------------------------------------------------------------
     12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
              CERTAIN SHARES                                               [  ]

-------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              4.2%
-------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON

              OO
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

-----------------------------                            ----------------------
    CUSIP NO. 90333H101                                    Page 7 of 14 Pages
-----------------------------                            ----------------------

-------------------------------------------------------------------------------
   1          NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              NEW MOUNTAIN VANTAGE (CAYMAN) LTD.
-------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [  ]
                                                                       (b) [  ]

-------------------------------------------------------------------------------
   3          SEC USE ONLY

-------------------------------------------------------------------------------
   4          SOURCE OF FUNDS

                    WC
-------------------------------------------------------------------------------
   5          CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)                               [  ]

-------------------------------------------------------------------------------
   6          CITIZENSHIP OR PLACE OF ORGANIZATION

              CAYMAN ISLANDS
-------------------------------------------------------------------------------
               7   SOLE VOTING POWER

                   0
  NUMBER OF
              -----------------------------------------------------------------
               8   SHARED VOTING POWER
   SHARES
                   1,119,700
BENEFICIALLY
              -----------------------------------------------------------------
               9   SOLE DISPOSITIVE POWER
  OWNED BY
                   0
    EACH
              -----------------------------------------------------------------
               10  SHARED DISPOSITIVE POWER
  REPORTING
                   1,119,700
 PERSON WITH
-------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,119,700
-------------------------------------------------------------------------------
     12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
              CERTAIN SHARES                                               [  ]

-------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              1.9%
-------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON

              CO
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

-----------------------------                            ----------------------
    CUSIP NO. 90333H101                                    Page 8 of 14 Pages
-----------------------------                            ----------------------

-------------------------------------------------------------------------------
   1          NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              NEW MOUNTAIN VANTAGE HOLDCO LTD.
-------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [  ]
                                                                       (b) [  ]

-------------------------------------------------------------------------------
   3          SEC USE ONLY

-------------------------------------------------------------------------------
   4          SOURCE OF FUNDS

                    WC
-------------------------------------------------------------------------------
   5          CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)                               [  ]

-------------------------------------------------------------------------------
   6          CITIZENSHIP OR PLACE OF ORGANIZATION

              CAYMAN ISLANDS
-------------------------------------------------------------------------------
               7   SOLE VOTING POWER

                   0
  NUMBER OF
              -----------------------------------------------------------------
               8   SHARED VOTING POWER
   SHARES
                   1,119,700
BENEFICIALLY
              -----------------------------------------------------------------
               9   SOLE DISPOSITIVE POWER
  OWNED BY
                   0
    EACH
              -----------------------------------------------------------------
               10  SHARED DISPOSITIVE POWER
  REPORTING
                   1,119,700
 PERSON WITH
-------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,119,700
-------------------------------------------------------------------------------
     12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
              CERTAIN SHARES                                               [  ]

-------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              1.9%
-------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON

              CO
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

-----------------------------                            ----------------------
    CUSIP NO. 90333H101                                    Page 9 of 14 Pages
-----------------------------                            ----------------------

-------------------------------------------------------------------------------
   1          NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              STEVEN B. KLINSKY
-------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [  ]
                                                                       (b) [  ]

-------------------------------------------------------------------------------
   3          SEC USE ONLY

-------------------------------------------------------------------------------
   4          SOURCE OF FUNDS

                    AF, PF
-------------------------------------------------------------------------------
   5          CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)                               [  ]

-------------------------------------------------------------------------------
   6          CITIZENSHIP OR PLACE OF ORGANIZATION

              UNITED STATES OF AMERICA
-------------------------------------------------------------------------------
               7   SOLE VOTING POWER

                   0
  NUMBER OF
              -----------------------------------------------------------------
               8   SHARED VOTING POWER
   SHARES
                   2,459,565
BENEFICIALLY
              -----------------------------------------------------------------
               9   SOLE DISPOSITIVE POWER
  OWNED BY
                   0
    EACH
              -----------------------------------------------------------------
               10  SHARED DISPOSITIVE POWER
  REPORTING
                   2,459,565
 PERSON WITH
-------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              2,459,565
-------------------------------------------------------------------------------
     12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
              CERTAIN SHARES                                               [  ]

-------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              4.2%
-------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON

              IN
-------------------------------------------------------------------------------

     This Amendment No. 4, filed by New Mountain Vantage GP, L.L.C., a Delaware limited liability company ("Vantage GP"), New Mountain Vantage, L.P., a Delaware limited partnership ("NMV"), New Mountain Vantage (California), L.P., a Delaware limited partnership ("NMVC"), New Mountain Vantage (Texas), L.P., a Delaware limited partnership ("NMVT"), New Mountain Vantage Advisers, L.L.C., a Delaware limited liability company ("NMV Advisers"), New Mountain Vantage (Cayman) Ltd., a Cayman Islands exempt limited company ("NMV Offshore"), New Mountain Vantage HoldCo Ltd., a Cayman Islands exempt limited company ("NMV Offshore HoldCo", NMV Offshore HoldCo, together with NMV, NMVC and NMVT, the "Purchasers"), and Steven B. Klinsky (collectively, the "Reporting Persons"), amends and supplements the Schedule 13D (the "Schedule 13D") filed by the Reporting Persons with the Securities and Exchange Commission (the "SEC") on May 19, 2006, as amended, relating to the common stock, par value $.01 per share ("Common Stock"), of USI Holdings Corporation, a Delaware corporation (the "Issuer").(1)

-----------------------------
(1) Neither the present filing nor anything contained herein shall be construed as an admission that any Reporting Person constitutes a "person" for any purposes other than Section 13(d) of the Securities Exchange Act of 1934, as amended.


ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER

Item 5 is hereby amended and restated in its entirety as follows:

     (a). The aggregate percentage of shares of Common Stock reported owned by each person named herein is based upon 58,403,542 shares of Common Stock outstanding, which is the total number of shares of Common Stock outstanding as of November 2, 2006 as reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, as filed with the SEC on November 9, 2006.

     As of the close of business on January 16, 2007, Mr. Klinsky and NMV Advisers may be deemed to beneficially own an aggregate of 2,459,565 shares of Common Stock that may be deemed to be beneficially owned by NMV, NMVC, NMVT and NMV Offshore representing, in the aggregate, approximately 4.2% of the issued and outstanding shares of Common Stock. Mr. Klinsky and NMV Advisers disclaim beneficial ownership of the shares of Common Stock beneficially owned by NMV, NMVC, NMVT and NMV Offshore, to the extent that partnership interests in NMV, NMVC, NMVT and NMV Offshore are held by persons other than Mr. Klinsky.

     As of the close of business on January 16, 2007, Vantage GP may be deemed to beneficially own an aggregate of 1,339,865 shares of Common Stock that may be deemed to be beneficially owned by NMV, NMVC and NMVT representing, in the aggregate, approximately 2.3% of the issued and outstanding shares of Common Stock. Vantage GP disclaims beneficial ownership of the shares of Common Stock beneficially owned by NMV, NMVC and NMVT to the extent that partnership interests in NMV, NMVC and NMVT are held by persons other than Vantage GP.

     As of the close of business on January 16, 2007, NMV Offshore may be deemed to beneficially own an aggregate of 1,119,700 shares of Common Stock that may be deemed to be beneficially owned by NMV Offshore HoldCo, representing approximately 1.9% of the issued and outstanding shares of Common Stock.

     As of the close of business on January 16, 2007, (i) NMV may be deemed to beneficially own an aggregate of 512,000 shares of Common Stock, representing approximately 0.9% of the issued and outstanding shares of Common Stock, (ii) NMVC may be deemed to beneficially own an aggregate of 537,800 shares of Common Stock, representing approximately 0.9% of the issued and outstanding shares of Common Stock (iii) NMVT may be deemed to beneficially own an aggregate of 290,065 shares of Common Stock, representing approximately 0.5% of the issued and outstanding shares of Common Stock and (iv) NMV Offshore HoldCo may be deemed to beneficially own an aggregate of 1,119,700 shares of Common Stock, representing approximately 1.9% of the issued and outstanding shares of Common Stock.

     As a result of the transactions listed on Schedule A, the Reporting Persons will be deemed to beneficially own less than 5% of the issued and outstanding shares of Common Stock.

     (b). Each Reporting Person may be deemed to share the power to vote or direct the vote and to dispose or to direct the disposition of the shares of Common Stock that the Reporting Person may be deemed to beneficially own as described above.

     (c). Schedule A annexed hereto lists all transactions in the shares of Common Stock during the past sixty days by the Reporting Persons. All of such transactions were affected in the open market.

     (d). No person is known by any Reporting Person to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, any shares of Common Stock that may be deemed to be beneficially owned by any Reporting Person.

     (e). Not applicable.

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  January 17, 2007

                                       NEW MOUNTAIN VANTAGE GP, L.L.C.

                                       By:  /s/ Steven B. Klinsky
                                          ---------------------------------
                                          Steven B. Klinsky
                                          Managing Member


                                       NEW MOUNTAIN VANTAGE, L.P.

                                       By: New Mountain Vantage GP, L.L.C.,
                                           its general partner

                                       By:  /s/ Steven B. Klinsky
                                          ---------------------------------
                                          Steven B. Klinsky
                                          Managing Member


                                       NEW MOUNTAIN VANTAGE
                                          (CALIFORNIA), L.P.

                                       By: New Mountain Vantage GP, L.L.C.,
                                           its general partner

                                       By:  /s/ Steven B. Klinsky
                                          ---------------------------------
                                          Steven B. Klinsky
                                          Managing Member


                                       NEW MOUNTAIN VANTAGE
                                          (TEXAS), L.P.

                                       By: New Mountain Vantage GP, L.L.C.,
                                           its general partner

                                       By:  /s/ Steven B. Klinsky
                                          ---------------------------------
                                          Steven B. Klinsky
                                          Managing Member


                                       NEW MOUNTAIN VANTAGE ADVISERS, L.L.C.

                                       By:  /s/ Steven B. Klinsky
                                          ---------------------------------
                                          Steven B. Klinsky
                                          Managing Member


                                      NEW MOUNTAIN VANTAGE (CAYMAN) LTD.

                                       By:  /s/ Steven B. Klinsky
                                          ---------------------------------
                                          Steven B. Klinsky
                                          Director


                                       NEW MOUNTAIN VANTAGE HOLDCO LTD.

                                       By:  /s/ Steven B. Klinsky
                                          ---------------------------------
                                          Steven B. Klinsky
                                          Director


                                         /s/ Steven B. Klinsky
                                       -------------------------------
                                       Steven B. Klinsky

                                 SCHEDULE A
           TRANSACTIONS IN THE PAST SIXTY DAYS BY THE PURCHASERS

                                    NMV

------------------- --------------------------------- -------------------------
        Date           Shares of Common Stock Sold      Approximate Price per
                                                         Share (inclusive of
                                                             commissions)
------------------- --------------------------------- -------------------------
        1/16/2007      (623,900)                        16.49
------------------- --------------------------------- -------------------------

                                    NMVC

------------------- --------------------------------- -------------------------
        Date           Shares of Common Stock Sold      Approximate Price per
                                                         Share (inclusive of
                                                             commissions)
------------------- --------------------------------- -------------------------
        1/16/2007      (654,700)                        16.49
------------------- --------------------------------- -------------------------

                                    NMVT

------------------- --------------------------------- -------------------------
        Date           Shares of Common Stock Sold      Approximate Price per
                                                         Share (inclusive of
                                                             commissions)
------------------- --------------------------------- -------------------------
        1/16/2007      (353,500)                        16.49
------------------- --------------------------------- -------------------------

                            NMV Offshore HoldCo

------------------- --------------------------------- -------------------------
        Date           Shares of Common Stock Sold      Approximate Price per
                                                         Share (inclusive of
                                                             commissions)
------------------- --------------------------------- -------------------------
        1/16/2007      (1,367,900)                      16.49
------------------- --------------------------------- -------------------------